As filed with the Securities and Exchange Commission on November 5, 2026

Registration No. __________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Sunrise Realty Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland	93-3168928
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

525 Okeechobee Blvd., Suite 1650

West Palm Beach, FL 33401

(561) 530-3315
(Address, including zip code, of Principal Executive Offices)

Sunrise Realty Trust, Inc.

Stock Incentive Plan

SRT 2024 Equity Incentive Plan

(Full title of the plan)

Brian Sedrish
Chief Executive Officer
Sunrise Realty Trust, Inc.

525 Okeechobee Blvd., Suite 1650

West Palm Beach, FL 33401

(561) 530-3315

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Robert K. Smith, Esq.

Kate Saltz, Esq.

Hunton Andrews Kurth LLP
2200 Pennsylvania Avenue, N.W.
Washington, DC 20037
(202) 955-1611

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On August 5, 2026, Sunrise Realty Trust, Inc., a Maryland corporation (the “Company”), Southern Realty Trust Inc., a Maryland corporation (“SRT”), Sunrise Merger Sub, LLC, a Maryland limited liability company and a wholly owned subsidiary of the Company (“Merger Sub”), and, solely for the limited purposes set forth in the Merger Agreement (as defined below), Sunrise Manager LLC, a Delaware limited liability company and the external manager of the Company, entered into an Agreement and Plan of Merger (the “Merger Agreement”). Under the terms and subject to the conditions set forth in the Merger Agreement, SRT will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of the Company.

As of the Merger effective time, each unvested restricted share of SRT common stock, par value $0.01 per share (the “SRT Restricted Shares”), previously issued pursuant to the SRT 2024 Equity Incentive Plan was converted into 1.45 (the “Exchange Ratio”) restricted shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”). This Registration Statement on Form S-8 registers 95,144 shares of Company Common Stock, representing the number of SRT Restricted Shares (65,604) multiplied by the Exchange Ratio and rounded in accordance with the Merger Agreement. Such shares will continue on the same vesting terms and conditions as the original SRT Restricted Shares and will be governed by the terms and conditions of the Sunrise Realty Trust, Inc. Stock Incentive Plan.

i

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE

REGISTRATION STATEMENT

References in this Registration Statement to “we,” “us,” “our,” and the “Company,” or similar references, refer to Sunrise Realty Trust, Inc. unless otherwise stated or the context otherwise requires.

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2025, filed with the Commission on March 12, 2026;

(b)	The Company’s Quarterly Report on Form 10-Q for its quarters ended March 31, 2026 and June 30, 2026, filed with the Commission on May 14, 2026 and August 6, 2026, respectively;

(c)	The Company’s Current Reports on Form 8-K, filed with the Commission on March 5, 2026, May 26, 2026, August 6, 2026, September 23, 2026, October 13, 2026 and October 23, 2026, and only as to the information “filed” with the Commission thereunder for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and not as to information “furnished” thereunder); and

(d)	The description of the Company’s Common Stock contained in Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed with the SEC on March 6, 2025.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The charter of the Company (the “Charter”) contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

The Maryland General Corporation Law (the “MGCL”) requires us (unless the Charter provides otherwise, which the Charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

●	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

●	the director or officer actually received an improper personal benefit in money, property or services; or

●	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:

●	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and

●	a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

The Charter authorizes us to obligate ourselves, and our Bylaws (the “Bylaws”) obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

●	any present or former director or officer who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; or

●	any individual who, while a director or officer of our Company and at our request, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The Charter and Bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.

In addition to the indemnification provided by the Charter and Bylaws, we have entered into indemnification agreements with our directors and officers that provide for indemnification to the maximum extent permitted by Maryland law, subject to certain standards to be met and certain other limitations and conditions as set forth in such indemnification agreements.

Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling our Company for liability arising under the Securities Act, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

We have purchased and intend to maintain insurance on behalf of each person who is or was a director or officer of the Company against any loss arising from any claim asserted against him or her and incurred by him or her in any such capacity, subject to certain exclusions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1†	Sunrise Realty Trust, Inc. Stock Incentive Plan (filed as Exhibit 10.4 to Amendment No. 3 to the Company’s Registration Statement on Form 10-12B filed on June 10, 2024 and incorporated herein by reference).

4.2	SRT 2024 Equity Incentive Plan

5.1	Opinion of Venable LLP (opinion re legality).

23.1	Consent of CohnReznick LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibit 5.1).

24.1	Power of Attorney (included in this Registration Statement under “Power of Attorney”).

107	Filing Fee Table

†	Previously filed.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Palm Beach, State of Florida, on November 5, 2026.

Sunrise Realty Trust, Inc.

By:	/s/ Brian Sedrish
Brian Sedrish
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Brian Sedrish and Brandon Hetzel, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Brian Sedrish	Chief Executive Officer and Director	November 5, 2026
Brian Sedrish	(Principal Executive Officer)

/s/ Brandon Hetzel	Chief Financial Officer and Treasurer	November 5, 2026
Brandon Hetzel	(Principal Financial and Accounting Officer)

/s/ Leonard M. Tannenbaum	Executive Chairman, Director	November 5, 2026
Leonard M. Tannenbaum

/s/ Alexander Frank	Director	November 5, 2026
Alexander Frank

/s/ Jodi Hanson Bond	Director	November 5, 2026
Jodi Hanson Bond

/s/ James Fagan	Director	November 5, 2026
James Fagan